FOR IMMEDIATE RELEASE
December 16, 2004

Cintas Corporation Reports Growth in Second Quarter
Fiscal 2005 Revenue and Earnings

CINCINNATI, OH, December 16, 2004 – Cintas Corporation (Nasdaq: CTAS) today reported revenue for the second quarter of fiscal 2005 of $757 million, an 8 percent increase from last year’s $701 million. The company also reported a 6 percent increase in net income of $73.6 million compared to $69.7 million last year. After-tax margins were 9.7 percent of revenue. Earnings per diluted share of $.43 increased 8 percent from last year’s $.40 per diluted share.

Scott D. Farmer, Chief Executive Officer of Cintas, stated, “On behalf of our Cintas employee-partners, I am pleased to report continued growth in revenue and profits this quarter. Our Rental Revenue increased over 6 percent while Other Services Revenue grew over 13 percent compared to the previous year. Over the past 6 quarters, we have seen continued momentum in the organic growth in Rental Revenue, which has now reached 6 percent for the current quarter.”

Mr. Farmer continued, “We serve a broad and diverse group of customers who use many of our services, such as our uniform rental and sales services, entrance mats, restroom supply and hygiene services, first aid and safety products or document management services. We believe our top line growth and bottom line profits will continue to strengthen as U.S. employment strengthens and customers rely on Cintas for one or more of our services.”

For the six months ended November, revenue of $1.5 billion increased 9 percent compared to $1.38 billion, while earnings per share rose 10 percent from $.77 per diluted share to $.85 per diluted share. Mr. Farmer commented, “We continue to build our sales staff to take advantage of growth opportunities throughout our Company. In addition, we are actively identifying and making acquisitions in order to grow our business and gain market share.”

STRONG BALANCE SHEET

The Company’s balance sheet continues to strengthen. Debt to total capitalization was 18.8 percent as of November 30, 2004, versus 22.1 percent last year. Cash and marketable securities climbed to $356 million as of November 30, 2004, compared to $196 million last year. Total shareholders’ equity has now reached $2.1 billion.

OUTLOOK AFFIRMED

Mr. Farmer continued, “We are reiterating our guidance for fiscal 2005, which was communicated with our fiscal 2004 results. We expect revenue for fiscal 2005 in the range of $3.0 billion to $3.2 billion, with full year earnings per share (diluted) in the range of $1.70 to $1.80, assuming a continued improvement in the economy.”

ABOUT CINTAS

Headquartered in Cincinnati, Ohio, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, provides entrance mats, restroom supplies, promotional products, and first aid and safety products and services for over 550,000 businesses. Cintas is a publicly held company traded over the Nasdaq National Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index. The Company has achieved 35 consecutive years of growth in sales and earnings, to date.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in this news release. Factors that might cause such a difference include the possibility of greater than anticipated operating costs, lower sales volumes, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor, costs and possible effects of union organizing activities, the outcome of pending environmental matters, the initiation or outcome of litigation, higher assumed sourcing or distribution costs of products and the reactions of competitors in terms of price and service. Forward-looking statements speak only as of the date made. Cintas undertakes no obligation under the Act to update any forward-looking statements to reflect the events or circumstances arising after the date on which they are made.

For additional information, contact:

William C. Gale, Senior Vice President-Finance and CFO – 513/573-4211
Karen L. Carnahan, Vice President and Treasurer – 513/573-4013

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended			Six Months Ended
	Nov. 30, 2004	Nov. 30, 2003	% Chng.	Nov. 30, 2004	Nov. 30, 2003	% Chng.
Revenue:
Rentals	$583,808	$548,456	6.4	$1,165,467	$1,086,860	7.2
Other services	173,032	152,853	13.2	337,329	292,105	15.5

Total revenue	$756,840	$701,309	7.9	$1,502,796	$1,378,965	9.0

Costs and expenses (income):
Cost of rentals	$323,289	$305,335	5.9	$641,043	$603,480	6.2
Cost of other services	117,596	102,537	14.7	226,960	194,600	16.6
Selling and administrative expenses	194,431	176,954	9.9	393,240	353,084	11.4
Interest income	(1,514)	(560)	170.4	(2,636)	(973)	170.9
Interest expense	6,218	6,468	-3.9	12,051	13,348	-9.7
Write-off of loan receivable	--	--	N/A	--	4,343	N/A

Total costs and expenses	$640,020	$590,734	8.3	$1,270,658	$1,167,882	8.8

Income before income taxes	$116,820	$110,575	5.6	$232,138	$211,083	10.0
Income taxes	43,260	40,918	5.7	85,912	78,099	10.0

Net income	$73,560	$69,657	5.6	$146,226	$132,984	10.0

Per share data:
Basic earnings per share	$0.43	$0.41	4.9	$0.85	$0.78	9.0

Diluted earnings per share	$0.43	$0.40	7.5	$0.85	$0.77	10.4

Basic shares outstanding	171,638	170,804		171,544	170,727
Diluted shares outstanding	172,664	172,212		172,634	172,021

CINTAS CORPORATION SUPPLEMENTAL DATA

	Three Months Ended			Six Months Ended
	Nov. 30, 2004	Nov. 30, 2003	% Chng.	Nov. 30, 2004	Nov. 30, 2003	% Chng.
Rental gross margin	44.6%	44.3%		45.0%	44.5%
Other services gross margin	32.0%	32.9%		32.7%	33.4%
Total gross margin	41.7%	41.8%		42.2%	42.1%
Net margin	9.7%	9.9%		9.7%	9.6%

Depreciation and amortization	$36,636	$35,899	2.1	$73,064	$71,334	2.4
Capital expenditures	$38,527	$26,014	48.1	$73,863	$57,021	29.5

Debt to total capitalization	18.8%	22.1%		18.8%	22.1%

Cintas Corporation
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands except share data)

	Nov. 30, 2004	Nov. 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$113,395	$98,596
Marketable securities	242,769	97,519
Accounts receivable, net	308,996	279,588
Inventories, net	202,115	217,237
Uniforms and other rental items in service	309,216	297,542
Prepaid expenses	9,019	6,975

Total current assets	1,185,510	997,457

Property and equipment, at cost, net	799,873	776,814

Goodwill	830,492	730,850
Service contracts, net	140,327	137,501
Other assets, net	37,893	52,321

	$2,994,095	$2,694,943

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$65,750	$56,271
Accrued liabilities	133,836	116,839
Income taxes:
Current	73,804	68,724
Deferred	60,538	56,925
Long-term debt due within one year	10,155	23,492

Total current liabilities	344,083	322,251

Long-term debt due after one year	465,178	482,850

Deferred income taxes	129,713	101,424

Shareholders' equity:
Preferred stock, no par value: 100,000 shares
authorized, none outstanding	--	--
Common stock, no par value: 425,000,000 shares
authorized, 171,689,744 and 170,890,747 shares
issued and outstanding, respectively	98,853	79,178
Retained earnings	1,936,773	1,701,055
Other accumulated comprehensive income (loss):
Foreign currency translation	20,971	9,951
Unrealized loss on derivatives	(1,476)	(1,766)

Total shareholders' equity	2,055,121	1,788,418
	$2,994,095	$2,694,943

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	2004	2003
Cash flows from operating activities:
Net income	$146,226	$132,984
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	59,521	58,460
Amortization of deferred charges	13,543	12,874
Deferred income taxes	20,252	8,319
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable	(21,901)	(978)
Inventories	(13,079)	16,128
Uniforms and other rental items in service	(10,969)	3,852
Prepaid expenses	(1,595)	632
Accounts payable	12,218	2,357
Accrued compensation and related liabilities	1,534	(1,287)
Accrued liabilities	(46,290)	(36,008)
Income taxes payable	37,164	52,197

Net cash provided by operating activities	196,624	249,530

Cash flows from investing activities:
Capital expenditures	(73,863)	(57,021)
Proceeds from sale or redemption of marketable securities	18,571	12,838
Purchase of marketable securities	(94,376)	(84,937)
Acquisitions of businesses, net of cash acquired	(33,692)	(13,595)
Other	(1,492)	1,713

Net cash used in investing activities	(184,852)	(141,002)

Cash flows from financing activities:
Repayment of long-term debt	(6,660)	(51,273)
Stock options exercised	2,654	3,054
Other	18,272	6,048

Net cash provided by (used in) financing activities	14,266	(42,171)

Net increase in cash and cash equivalents	26,038	66,357
Cash and cash equivalents at beginning of period	87,357	32,239

Cash and cash equivalents at end of period	$113,395	$98,596